Exhibit 10.3

CACI INTERNATIONAL INC 2006 STOCK INCENTIVE PLAN

PERFORMANCE RSU GRANT AGREEMENT

This Performance RSU Grant Agreement (the “Agreement”) is entered into by and between CACI International Inc, a Delaware corporation (the “Company” or “CACI”) and NAME (the “Grantee”), effective as of MM/DD/YYYY (the “Grant Date”).

Recitals

WHEREAS, the Board of Directors of the Company adopted the CACI International Inc 2006 Stock Incentive Plan (the “Plan”);

WHEREAS, the Plan provides for Awards to key employees of the Company, or its Subsidiaries and Affiliates;

WHEREAS, the Grantee has been determined to be a key employee who is entitled to an Award under the Plan; and

WHEREAS, the Company desires to provide the Grantee the opportunity to acquire stock ownership in the Company based on the performance of the Company, in order to provide the Grantee with a direct proprietary interest in the Company and to provide the Grantee with an incentive to remain in the employ of the Company or a Subsidiary or Affiliate of the Company.

NOW, THEREFORE, the Company and the Grantee covenant and agree as follows:

1.	DEFINITIONS.

Under this Agreement, except where the context otherwise indicates, the following definitions apply:

(a) “Account” means the bookkeeping account maintained for the Grantee pursuant to Section 2.

(b) “Agreement” means this Performance RSU Grant Agreement and shall include the applicable provisions of the Plan, which is hereby incorporated into and made a part of this Agreement.

(c) “Cut Achievement Level” means the NATP specified on Appendix A as the Cut Achievement Level for the Fiscal Year ending June 30, 20xx.

(d) “Extraordinary Items of Income” means any amount of income or gain included in the calculation of the net income of the Company that the Committee, in its discretion, but acting in good faith, determines to be extraordinary; provided, however, in no event will the revenue or income from an acquisition be deemed to be extraordinary, to the extent revenue or income from such acquisition is consolidated and included with revenue and income of the Company for reporting purposes.

(e) “Fiscal Year” means the fiscal year of the Company, which is currently July 1 through June 30.

(f) “GAAP” means U.S. generally accepted accounting principles, consistently applied.

(g) “Grant Date” means MM/DD/YYYY.

(h) “NATP” means net profit after taxes (defined as net income, after taxes, from continuing operations before the cumulative effect of any change in accounting principles, as determined in accordance with GAAP and reflected in the Company’s Consolidated Statements of Operations in its filing with the SEC, but without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board after the Achievement Levels reflected on Exhibit A are established and modified so as to exclude any Extraordinary Items of Income).

(i) “Performance Period” means the period beginning July 1, 20xx and ending June 30, 20xx.

(j) “Performance RSU” means a bookkeeping entry that represents an amount equivalent to one share of Stock.

(k) “Plan” means the CACI International Inc 2006 Stock Incentive Plan, as amended from time to time.

(l) “Retirement” means retirement from full-time employment with the Company (or a Subsidiary or Affiliate of the Company) or a change from full-time employment with the Company (or a Subsidiary or Affiliate of the Company) to part-time status, in both cases on or after age 62, and following delivery of a Retirement Notice.

(m) “Retirement Notice” means a written notice from the Grantee to the Committee of the Grantee’s intention to retire from full-time employment and to either permanently retire from the Company (or a Subsidiary or Affiliate of the Company) and the information technology industry or to change from full-time to part-time status with the Company (or a Subsidiary or Affiliate of the Company) without any other employment in the information technology industry.

(n) “Service Requirement” means the Grantee must have been in the continuous full-time employment of the Company (or a Subsidiary or Affiliate of the Company) from the Grant Date through the applicable vesting anniversary of the Grant Date.

(o) “Stretch Achievement Level” means the NATP specified on Appendix A as the Stretch Achievement Level for the Fiscal Year ending June 30, 20xx.

(p) “Target Achievement Level” means the NATP specified on Appendix A as the Target Achievement Level for the Fiscal Year ending June 30, 20xx.

Any capitalized term used herein that is not expressly defined in this Agreement shall have the meaning that such term has under the Plan unless otherwise provided herein.

Appendix A, which sets forth the Cut, Target and Stretch Achievement Levels, is attached hereto and made a part hereof.

2.	AWARD OF PERFORMANCE RSUs.

(a) Grant of Performance RSUs. Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Committee hereby grants to the Grantee a Performance RSU Award on the Grant Date for Performance RSUs as stated in the Performance RSU Overview below (representing the number of RSUs that would be tentatively earned by the Grantee upon attainment by the Company of the Stretch Achievement Level and would vest upon completion of the Service Requirement). The Grantee shall be entitled to receive one share of Stock for each Performance RSU earned by the Grantee and vested pursuant to the terms of this Grant Agreement. The number of Performance RSUs to which the Grantee would be entitled if the Stretch Achievement Level is attained by the Company and the Service Requirement completed shall be credited to the Grantee’s Account as of the Grant Date. The Grantee’s Account shall be the record of Performance RSUs granted to the Grantee hereunder and is solely for accounting purposes and shall not require a segregation of any assets of the Company. The Grantee shall not have the rights of a stockholder with respect to any Performance RSUs credited to the Grantee’s Account until shares of Stock have been distributed to the Grantee pursuant to Section 4, and the Grantee’s name has been entered as a stockholder of record on the books of the Company with respect to such distributed shares of Stock.

(b) Dividend Equivalents. If on any date prior to issuance of the shares of Stock subject to the Performance RSUs, the Company shall pay any dividend on the Stock (other than a dividend payable in shares of Stock), the number of Performance RSUs credited to Grantee’s Account shall as of such date be increased by an amount equal to: (A) the product of the number of Performance RSUs credited to the Grantee’s Account as of the record date for such dividend, multiplied by the per share amount of any dividend (or, in the case of any dividend payable in property other than cash, the per share value of such dividend, as determined in good faith by the Board of Directors of the Company), divided by (B) the Fair Market Value of a share of Stock on the payment date of such dividend. In the case of any dividend declared on Stock which is payable in shares of Stock, the number of Performance RSUs credited to the Grantee shall be increased by a number equal to the product of (X) the aggregate number of Performance RSUs that have been credited to the Grantee’s Account through the related dividend record date, multiplied by (Y) the number of shares of Stock (including any fraction thereof) payable as a dividend on a share of Stock.

3.	PERFORMANCE, VESTING AND OTHER RESTRICTIONS.

The Performance RSUs shall become earned and vested only upon, and to the extent of, the satisfaction of the Performance Measures (as defined in the Plan) and the completion of the employment requirements set forth below.

(a) Satisfaction of Performance Thresholds. To the extent that the Performance Measures contained in this Section 3(a) are achieved for the Fiscal Year ending June 30, 20xx, and the Grantee continues in full time employment with the Company (or a Subsidiary or Affiliate of the Company) through the end of the Performance Period, then the Grantee shall tentatively earn (subject to vesting) the Performance RSUs in accordance with the following:

(1) Below Cut Level. If NATP for the Fiscal Year ending June 30, 20xx is below the NATP Cut Achievement Level, the Grantee shall not tentatively earn any portion of the Performance RSUs.

(2) Cut Achievement Level. If NATP for the Fiscal Year ending June 30, 20xx is equal to or greater than the NATP Cut Achievement Level, but below the Target Achievement Level, the Grantee shall tentatively earn one-third (1/3rd) of the Performance RSUs credited to the Grantee’s Account.

(3) Target Achievement Level. If NATP for the Fiscal Year ending June 30, 20xx is equal to or greater than the NATP Target Achievement Level, but below the Stretch Achievement Level, the Grantee shall tentatively earn two-thirds (2/3 rds) of the Performance RSUs credited to Grantee’s Account.

(4) Stretch Achievement Level. If NATP for the Fiscal Year ending June 30, 20xx is equal to or greater than the NATP Stretch Achievement Level, the Grantee shall tentatively earn one hundred percent (100%) of the Performance RSUs credited to Grantee’s Account.

(5) Achievement Levels between Cut and Target Achievement Level or Target and Stretch Achievement Level. If NATP for the Fiscal Year ending June 30, 20xx is between the Cut and Target Achievement Level or between the Target and Stretch Achievement Level, the Grantee shall tentatively earn an additional number of Performance RSUs, representing a prorated amount (on a straight line basis) of the difference between the number of Performance RSUs earned for attainment of the two achievement levels. For example, if the Grantee tentatively earns 1,500 Performance RSUs for attainment of the Cut Achievement Level, and 3,000 Performance RSUs for attainment of the Target Achievement Level, and NATP for the Fiscal Year ending June 30, 20xx is the midpoint between the NATP Cut Achievement Level and the Target Achievement Level, the Grantee would tentatively earn an additional 750 Performance RSUs based on the attainment of NATP between the Cut and Target Achievement Levels (for a total of 2,250 Performance RSUs). If the Grantee tentatively earns 4,500 Performance RSUs for attainment of the Stretch Achievement Level, and NATP for the Fiscal Year ending June 30, 20xx is the midpoint between the NATP Target Achievement Level and the Stretch Achievement Level, the Grantee would tentatively earn an additional 750 Performance RSUs reflecting the attainment of NATP between the Target and Stretch Achievement Levels (for a total of 3,750 Performance RSUs).

The Cut, Target and Stretch Achievement Levels reflected in Appendix A represent the actual NATP for the specified period and not the growth in NATP. Except as otherwise provided herein, the NATP Cut, Target and Stretch Achievement Levels reflect the NATP for the Fiscal Year ending June 30, 20xx, and the right to Performance RSUs is not dependent on the achievement of any particular level of NATP for the Fiscal Year ending June 30, 20yy.

(b) Vesting Following Performance Period. Performance RSUs which were tentatively earned under Subsection (a) above shall become earned and vested as follows:

(1) Completion of Service Requirement.

(A) One-Third (1/3 rd) of the Performance RSUs which were tentatively earned under Subsection (a) above shall become earned and vested on the later of the second anniversary of the Grant Date or the date on which the Company’s final NATP for the Fiscal Year ending June 30, 20xx has been determined,

(B) an additional one-third (1/3rd) of the Performance RSUs which were tentatively earned under Subsection (a) above shall become earned and vested on the third anniversary of the Grant Date, and

(C) an additional one-third (1/3rd) of the Performance RSUs which were tentatively earned under Subsection (a) above shall become earned and vested on the fourth anniversary of the Grant Date;

provided that the Grantee remains in the continuous full-time employment of the Company (or a Subsidiary or Affiliate of the Company) from the Grant Date through any such anniversary of the Grant Date.

(2) Retirement. Upon the Retirement of a Grantee following the second anniversary of the Grant Date, then in lieu of vesting in one-third (1/3rd) of the Performance RSUs on each of the third and fourth anniversary of the Grant Date under Subsection (b)(1)(B) and (C) above, the Grantee shall vest in one-third (1/3rd) of the Performance RSUs on the second anniversary of the Grant Date (in accordance with Subsection (b)(1)(A) above) and shall vest in the remaining two-thirds (2/3rds) of the Performance RSUs at the rate of one twenty-fourth (1/24th) of such remaining RSUs for each full month of full-time employment with the Company (or a Subsidiary or Affiliate of the Company) completed by Grantee following the second anniversary of the Grant Date.

(3) Disability or Death. If there is a termination of the Grantee’s full-time employment with the Company (or a Subsidiary or Affiliate of the Company) on or after the second anniversary of the Grant Date and prior to the fourth anniversary of the Grant Date due to Disability or death, then any Performance RSUs which had not previously become earned and vested, but which were tentatively earned under Subsection (a) above, shall become earned and vested.

(4) Change in Control. If on or after the second anniversary of the Grant Date and prior to the fourth anniversary of the Grant Date, there is a Change in Control while the Grantee remains a full-time employee of the Company (or a Subsidiary or Affiliate of the Company), then any Performance RSUs which had not previously become earned and vested, but which were tentatively earned under Subsection (a) above, shall become earned and vested and Subsections (b)(1), (2) and (3) above shall no longer thereafter apply.

(c) Effect of Change in Control, Death or Disability Prior to Second Anniversary of Grant Date. Notwithstanding Subsections (a) and (b) above, upon (i) the occurrence of a Change in Control after the Grant Date and prior to the second anniversary thereof while the Grantee remains a full-time employee of the Company (or a Subsidiary or Affiliate of the Company) or (ii) the termination of the Grantee’s full-time employment with the Company (or a Subsidiary or Affiliate of the Company) after the Grant Date and prior to the second anniversary thereof due to Disability or death, the Grantee shall be entitled to Performance RSUs determined as follows (and Subsections (a) and (b) above shall not thereafter apply):

(1) Prior to First Anniversary of Grant Date. In the event that there is (i) a Change in Control of the Company after the Grant Date and prior to the first anniversary thereof, while the Grantee remains a full-time employee of the Company (or a Subsidiary or Affiliate of the Company), or (ii) a termination of the Grantee’s full-time employment with the Company (or a Subsidiary or Affiliate of the Company) after the Grant Date and prior to the first anniversary thereof, due to Disability or death, in either case the Performance RSUs credited to the Grantee’s Account shall be considered as earned and vested at the NATP Target Achievement Level (i.e., two-thirds (2/3s) of the Performance RSUs credited to Grantee’s Account shall be earned and vested).

(2) After First and Prior to Second Anniversary of Grant Date. In the event that there is (i) a Change in Control of the Company after the first and prior to the second anniversary of the Grant Date, while the Grantee remains a full-time employee of the Company (or a Subsidiary or Affiliate of the Company), or (ii) a termination of the Grantee’s full-time employment with the Company (or a Subsidiary or Affiliate of the Company) after the first and prior to the second anniversary of the Grant Date, due to Disability or death, in either case the portion of Performance RSUs credited to the Grantee’s Account that shall be considered as earned and vested shall be that percentage of Performance RSUs that would be tentatively earned in Subsection (a) if the Achievement Levels in Appendix A were determined for the Fiscal Year ending June 30, 20yy, instead of the Fiscal Year ending June 30, 20xx.

(d) Examples. Hypothetical examples of the calculations of earned and vested Performance RSUs based on assumptions as to achievement levels for the NATP and other factors appear in Appendices B, C and D. These examples are presented solely as illustrations of the calculation methodology.

(e) Committee Determination. The NATP Performance Measure is evaluated independently by the Committee. The Committee shall determine and certify the extent to which the Performance Measure has been met following the end of the Performance Period, and the number of Performance RSUs tentatively earned and the number earned and vested by the Grantee hereunder. The Committee’s determinations shall be binding and conclusive on all parties. Performance RSUs shall not be deemed to have been tentatively earned until the Committee’s determination and certification as to the attainment of the achievement levels for the respective Performance Measure has been completed. The Committee may not exercise discretion to increase the amount earned or vested and/or the shares of Stock otherwise due based on the extent to which the achievement levels for the Performance Measures are met.

(f) Employment Requirement; Forfeiture. Except as otherwise provided in Section 3(b) and (c), in order to become vested in (i.e., earn) Performance RSUs under the terms of this Agreement, the Performance RSUs must be tentatively earned under Section 3(a) and the Grantee must meet the Service Requirement. The Grantee shall not be deemed to be employed by the Company (or a Subsidiary or Affiliate of the Company) if the Grantee’s employment has been terminated, even if the Grantee is receiving severance in the form of salary continuation through the regular payroll system. If the Grantee terminates employment with the Company (or a Subsidiary or Affiliate of the Company) for any reason other than Retirement, Disability or death, or converts from full-time to part-time status (other than in connection with Retirement), prior to the close of business on the date that the Performance RSUs become vested under Section 3(b) or (c), the non-vested Performance RSUs granted under this Agreement shall be forfeited. Any Performance RSUs which are not earned and vested under Section 3(b) or (c) as of the date of a Change in Control shall be forfeited. Any Performance RSUs then credited to Grantee’s Account which are determined by the Committee to have not been tentatively earned under Section 3(a) following the end of the Performance Period shall be forfeited.

4.	ISSUANCE OF SHARES.

(a) Issuance of Shares. The Company shall issue certificates for shares of Stock equal in number to the number of Performance RSUs that the Committee determines have become earned and vested (except for any shares of Stock which are withheld to satisfy any tax withholding requirement) as soon as practical after the earlier of the following dates (but no later than the 15th day of the third calendar month following the applicable date):

(1) The date on which the Performance RSUs have been earned and vested under Section 3(b)(1), based on the determination of the Committee,

(2) With respect to those Grantees who are eligible for Retirement (and otherwise satisfy the conditions of Section 3(b)(2)) on or after the second anniversary of the Grant Date,

(A)	the second anniversary of the Grant Date (with respect to the portion of the RSUs that vest on such date), and

(B)

the close of the fiscal year preceding the third and fourth anniversary of the Grant Date (so that any RSUs that vest during the fiscal year are distributed within two and one-half (2  1/2) months after the close of such preceding fiscal year),

(3) The date of a Change in Control, or

(4) The date of death or Disability of the employee.

In no event shall shares of Stock in respect of Performance RSUs that have been earned and vested be issued later than the last day on which such issuance will qualify as a “short-term deferral” under Treas. Reg. §1.409A-1(a)(4).

Upon issuance, such shares of Stock shall be registered on the Company’s books in the name of the Grantee in full payment and satisfaction of such Performance RSUs.

(b) Transfer Restrictions. Transfer of the shares of Stock shall be subject to the Company’s trading policies and any applicable securities laws or regulations governing transferability of shares of the Company.

(c) Securities Regulations. No Stock shall be issued hereunder until the Company has received all necessary stockholder and regulatory approvals and has taken all necessary steps to assure compliance with federal and state securities laws or has determined to its satisfaction and the satisfaction of its counsel that an exemption from the requirements of the federal and applicable state securities laws are available. To the extent applicable, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the U. S. Securities and Exchange Act of 1934. Any ambiguities or inconsistencies in the construction of this Agreement or the Plan shall be interpreted to give effect to such intention. However, to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee in its discretion.

(d) Fractional Shares. No fractional shares or scrip representing fractional shares of Stock shall be issued pursuant to this Agreement. If, upon the issuance of shares of Stock under this Agreement, Grantee would be entitled to a fractional share of Stock, the number of shares to which Grantee is entitled shall be rounded down to the next lower whole number.

(e) Beneficiary.

(1) Grantee may, from time to time, designate a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of Grantee’s death before Grantee has received all benefits to which Grantee would have been entitled under this Agreement. Each designation of beneficiary shall revoke all prior designations by the Grantee, shall be in a form prescribed by the Committee, and will be effective only when received in writing by the Committee. The last valid beneficiary designation received shall be controlling; provided, however, that no beneficiary designation, or change or revocation thereof, shall be effective unless received prior to the Grantee’s death.

(2) If no valid and effective beneficiary designation exists at the time of the Grantee’s death, or if no designated beneficiary survives the Grantee, or if the Grantee’s beneficiary designation is invalid under the law, any benefit payable hereunder shall be made to the Grantee’s surviving spouse, if any, or if there is no such surviving spouse, to the executor or administrator of Grantee’s estate. If the Committee is in doubt as to the right of any person to receive payment of any benefit hereunder, the Committee may direct that the amount of such benefit be paid into a court of competent jurisdiction in an interpleader action, and such payment into court shall fully and completely discharge any liability or obligation of the Plan, CACI, the Committee, or the Board of Directors of CACI under this Agreement.

5.	MISCELLANEOUS.

(a) No Restriction on Company Authority. The award of these Performance RSUs to the Grantee shall not affect in any way the right or power of CACI or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in CACI’s capital structure or its business, or any merger or consolidation of CACI, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock or the rights thereof, or the dissolution or liquidation of CACI, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Adjustment of Performance RSUs. Except as hereinbefore expressly provided, if CACI shall effect a subdivision or consolidation of shares of Stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation therefore in money, services or property, the number and class of shares of Stock represented by the Performance RSUs granted pursuant to this Agreement and credited to Grantee’s Account shall be appropriately adjusted in such a manner as to represent the same total number of RSUs that the owner of an equal number of outstanding shares of Stock would own as a result of the event requiring the adjustment.

(c) No Adjustment Otherwise. Except as hereinbefore expressly provided, the issue by CACI of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of CACI convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock represented by the Performance RSUs granted pursuant to this Agreement.

(d) Performance RSUs Nontransferable. Performance RSUs are not transferable by the Grantee by means of sale, assignment, exchange, pledge, hypothecation, or otherwise.

(e) Obligation Unfunded. The obligation of the Company with respect to Performance RSUs granted hereunder shall be interpreted solely as an unfunded contractual obligation to make payments of Stock in the manner and under the conditions prescribed under this Agreement. Any shares or other assets set aside with respect to amounts payable under this Agreement shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of the Plan or this Agreement, have any interest in such assets. In no event shall any assets set aside (directly or indirectly) with respect to amounts payable under this Agreement be located or transferred outside the United States. Neither the Grantee nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Agreement, and the Grantee or any such other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan or this Agreement.

(f) Withholding Taxes. The Company shall effect a withholding of shares of Stock to be issued hereunder in such number whose aggregate Fair Market Value at such time equals the total amount of any federal, state or local taxes or any applicable taxes or other withholding of any jurisdiction required by law to be withheld as a result of the issuance of the Stock in whole or in part; provided, however, that the value of the Stock withheld by the Company may not exceed the statutory minimum withholding amounts required by law. In lieu of such deduction, the Company may require that the Grantee make a cash payment to the Company equal to the amount required to be withheld.

(g) Impact on Other Benefits. The value of the Performance RSUs (either on the Grant Date or at the time, if ever, the Performance RSUs are vested) shall not be includable as compensation or earnings for purposes of any other benefit plan offered by the Company.

(h) Compliance With Section 409A. The award of Performance RSUs is not intended to provide deferred compensation subject to Section 409A of the Code; provided, however, that CACI makes no representations as to the tax consequences of the award of Performance RSUs to the Grantee or their vesting (including, without limitation, under Section 409A of the Code, if applicable). The Grantee understands and agrees that the Grantee is solely responsible for any and all income, employment or other taxes imposed on the Grantee with respect to the award.

(i) Right to Continued Employment. Nothing in the Plan or this Agreement shall be construed as a contract of employment between the Company (or a Subsidiary or Affiliate of the Company) and the Grantee, or as a contractual right of the Grantee to continue in the employ of the Company (or a Subsidiary or Affiliate of the Company), or as a limitation of the right of the Company (or a Subsidiary or Affiliate of the Company) to discharge the Grantee at any time.

(j) Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

(k) Arbitration. Any dispute between the parties hereto arising under or relating to this Agreement shall be resolved in accordance with the procedures of the American Arbitration Association. Any resulting hearing shall be held in the Washington, DC metropolitan area. The resolution of any dispute achieved through such arbitration shall be binding and enforceable by a court of competent jurisdiction.

(l) Successors. This Agreement shall be binding upon and insure to the benefit of the successors, assigns and heirs of the respective parties.

(m) Headings. Headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this agreement.

(n) Notices. All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by first class or certified mail, addressed to Grantee at the address contained in the records of the Company, or addressed to the Committee, care of the

Company for the attention of its Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

(o) Entire Agreement; Modification. The Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

(p) Code Section 162(m). This Performance Share Grant Agreement, to the extent issued to a Covered Employee, as defined in the Plan, is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. As such, this Agreement shall be subject to the restrictions set forth in Section 10(b) of the Plan.

(q) Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Unless stated otherwise herein, capitalized terms in this Agreement shall have the same meaning as defined in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan and Grant Agreements related thereto, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The Grantee acknowledges by signing this Agreement that he or she has reviewed a copy of the Plan.

(r) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Performance RSU Grant Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his or her hand and seal, on the date(s) written below.

CACI INTERNATIONAL INC

By:
Arnold D. Morse, Chief Legal Officer

Date:

By:
NAME

Date:

PERFORMANCE RSU OVERVIEW

Number RSUs Being Granted
(At the Stretch Achievement Level):	XX,XXX
Grant Date:	MM/DD/YYYY
FMV at Grant Date:	$XX.XX